Exhibit (k)(iii)(a) - Committed Secured Leveraging Facility Agreement

As of July 18, 2003

Midas Family of Funds
11 Hanover Square
New York, NY 10005

Attention: Thomas B. Winmill, President

RE: Committed Secured Leveraging Facility

Ladies and Gentlemen:

State Street Bank and Trust Company (the "Bank") had previously made available a $9,000,000 committed unsecured leveraging line of credit (the "Committed Line") to Midas Fund, Inc., Midas Special Equities Fund, Inc., Global Income Fund, Inc., and Tuxis Corporation, each a Maryland corporation (each, an "Existing Borrower") as described on Appendix I to that certain loan agreement dated July 1, 1997 by and between the Existing Borrowers and the Bank (as amended prior to the date hereof, the "Existing Loan Agreement"). Obligations of the Existing Borrowers with respect to loans made pursuant to the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $9,000,000 dated as of June 27, 2001 (the "Existing Note").

The parties hereto have agreed to amend and restate the Existing Loan Agreement in its entirety as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Bank is please to make available a $9,000,000 committed secured leveraging line of credit to the borrowers listed on Appendix I hereto (each, a "Borrower") on the following terms and conditions:

I.	Committed Line

                 1.  Term. The Committed Line shall commence on the date hereof and expire July 16, 2004 (the "Expiration Date"), unless extended in the discretion of the Bank or terminated by the Borrowers as provided herein. The Borrowers may collectively terminate the Committed Line upon five (5) days prior written notice and payment of all outstanding principal, interest, fees, costs and expenses on the effective date of termination.

 2.  Notice and Manner of Borrowings. Subject to the terms and conditions hereof, the Bank will make revolving loans to a Borrower under the Committed Line (each such loan, a "Loan") not to exceed in the aggregate outstanding at any time with respect to any one Borrower the least of (a) $9,000,000, (b) the current Borrowing Base of the Borrower for which a Loan is extended, (c) 20% of the value of the total assets of the Borrower for which a Loan is extended less such Borrower's total liabilities not represented by senior securities (as defined in the Investment Company Act), less the value of any assets of the Borrower pledged to, or otherwise segregated for the benefit of a party other than the Bank and in connection with a liability not reflected in the calculation of the Borrower's total liabilities; and (d) the maximum amount which the Borrower for which a Loan is made is permitted to borrow at any time or in the aggregate pursuant to the Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the Borrower, any agreement of the Borrower with any foreign, federal, state or local securities division to which the Borrower is subject, any other applicable agreement or document to which the Borrower is a party or any law, rule or regulation applicable to the Borrower (the least of (a), (b), (c), and (d) the "Maximum Facility Amount"). Notwithstanding the foregoing, at no time shall the aggregate outstanding amount of all Loans to all Borrowers hereunder exceed $9,000,000 (the "Committed Line Amount"). Each request for a Loan hereunder or repayment thereof shall be made in an amount equal to or exceeding $10,000, unless such transaction is a full repayment of all outstanding borrowings to the Borrower. At the time of a borrowing request, the Borrower shall deliver a completed loan request in the form of Exhibit B and a completed current Borrowing Base Certificate in the form of Exhibit C, each attached hereto, and received by the Bank not later than (a) 3:00 P.M. Boston time on the Business Day on which such Loan is to be made in the case of Federal Funds Rate Loans, as defined below; and (b) 12:00 P.M. Boston time on the third Business Day prior to the Business Day on which such Loan is to be made, continued, or converted in the case of LIBOR Rate Loans, as defined below. On the date a Loan is to be made, the Bank shall make available such Loan amount (a) promptly after receipt of notice in the case Federal Funds Rate Loans; and (b) not later than 3:00 P.M. in the case of LIBOR Rate Loans. Each Loan request hereunder shall be deemed to be a confirmation by such Borrower that no Default has occurred and is continuing hereunder with respect to such Borrower, that the representations and warranties of the Borrower described below remain true and correct and that no borrowing limitations applicable to the Borrower will be exceeded after giving effect to the requested Loan, each of which shall be a precondition to the making of any Loan hereunder.

Midas Family of Funds
As of July 18, 2003

3.  Evidence of Indebtedness. All Loans will be evidenced by an amended and restated promissory note in the form attached hereto as Exhibit A (the "Note"). Each Borrower hereby authorizes the Bank to record each Loan and the corresponding information on the schedule forming part of the Note, and, absent manifest error, this record shall govern and control. The failure by the Bank to record, or any error in so recording, any such amount on the Bank's books and records, such schedule, or any other record maintained by the Bank, shall not limit or otherwise affect the obligation of a Borrower to make payments of principal and interest on each Loan as provided herein and in the Note.

4.  Interest Rate. Principal on each outstanding Loan shall bear interest at either (a)  a variable rate per annum equal to three-quarters percent (0.75%) above the Bank's Federal Funds Rate; or (b) three-quarters percent (0.75%) above the LIBOR Rate (principal outstanding bearing interest based upon the LIBOR Rate, "LIBOR Rate Loans"; and loans bearing interest based upon the Bank's Federal Funds Rate, "Federal Funds Rate Loans"). The Borrower shall select either (a) or (b) at the time the borrowing request is made. The Bank shall quote LIBOR Rate Loans for interest periods of 30 or 60 days; and in the case of loans used for leverage, 90 days (each a "Interest Period"). Interest on each Loan shall be calculated on the basis of a 360- day year for the actual number of days elapsed. Following the occurrence of a Default hereunder, unpaid principal on any Loan, and to the extent permitted by applicable law, unpaid interest on any Loan, shall thereafter bear interest, compounded monthly and payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2.0%) above the rate otherwise applicable to such Loan hereunder.

Midas Family of Funds
As of July 18, 2003

5.  Payments and Prepayment/Recourse. (a) Each Loan, together with accrued and unpaid interest thereon, shall be due and payable upon the earliest of (i) the date on which such Loan becomes due pursuant to Section II, Paragraph 4 below following the occurrence of a Default, or (ii) the Expiration Date; provided, however, that a Borrower may not have Loans outstanding hereunder for a period in excess of sixty (60) consecutive calendar days if such Loan is for temporary or emergency purposes. If not due sooner, interest on all Federal Funds Rate Loans shall be payable monthly in arrears on the fifteenth day of each month and interest on LIBOR Rate Loans shall be paid at the end of the applicable Interest Period.

(b)  All LIBOR Rates shall be adjusted to reflect deposit requirements, reserves, capital, taxes and other charges assessed against the Bank in connection with the Bank's offering such a pricing option and the Borrower agrees to pay to the Bank any increase in cost or reduction in the rate of return realized by the Bank as a result of imposition of any of the foregoing which is not reflected in adjustments to the LIBOR Rate. In the event that (i) the Bank is unable to offer a LIBOR Rate, (ii) it is unlawful or impractical for the Bank to offer such a rate; or (iii) the LIBOR Rate does not reflect the cost to the Bank of offering such a pricing option, then in any such event the Bank shall have no further obligation to quote LIBOR Rates until such event ceases to be in effect, and in the event that the making or continuing of any LIBOR Rate Loan is unlawful, the Borrower shall repay the amount of any outstanding LIBOR Rate Loans and may re-borrow such LIBOR Rate Loans as Federal Funds Rate Loans subject to the terms of this Agreement. The Borrower shall give to the Bank no less than three (3) Business Days' prior notice for the Bank to make or continue any expiring LIBOR Rate Loan, and in the event that the Bank does not receive adequate prior notice as to any requested LIBOR Rate Loan, the Bank may roll over or continue any such Loan into a Federal Funds Rate Loan or a LIBOR Rate Loan of similar type, amount and interest period.

(c)  Federal Funds Rate Loans may be prepaid at any time without penalty. LIBOR Rate Loans may be prepaid, but the Borrower agrees (i) to pay all costs, fees and expenses of the Bank relating to any prepayment of any LIBOR Rate Loan whether as a result of acceleration after a Default or otherwise; and (ii) any such prepayment must be with respect to the entire principal amount of such LIBOR Rate Loan. Any amounts prepaid may be re-borrowed subject to the terms hereof. All payments of principal and interest with respect to any Loan shall be made not later than 2:00 P.M. Boston time on the date due without set off or deduction in immediately available United States dollars at the Bank's office at 225 Franklin Street, Boston, Massachusetts or as otherwise directed in writing by the Bank.

Midas Family of Funds
As of July 18, 2003

(d)  Each Borrower covenants and agrees to immediately repay any amount by which (i) the then outstanding aggregate principal amount of the Loans made on behalf of any one Borrower exceeds the Maximum Facility Amount of such Borrower, or (ii) the then outstanding aggregate principal amount of all Loans to all Borrowers hereunder exceeds the Committed Line Amount, upon the earlier to occur of such Borrower first becoming aware of any such excess or demand by the Bank.

None of the directors, officers, agents or shareholders of a Borrower assumes any personal liability for the obligations entered into on behalf of such Borrower with respect to the Committed Line. In addition, the principal amount of the Loans and accrued interest thereon and any fees or additional amounts payable in connection with or relating to such Loans pursuant to this Agreement shall be paid or repaid solely from the assets of the Borrower on whose behalf a Loan is made and the Bank shall have no right of recourse or offset against the assets of any other Borrower.

6.  Use of Loan Proceeds. Proceeds of Loans may be used only (a) to temporarily finance the purchase or sale of securities for prompt delivery if the Loan is to be repaid promptly in the ordinary course of business upon completion of such purchase or sale transaction; (b) to finance the redemption of the shares of an investor of a Borrower for which a Loan is made; or (c) to leverage a Borrower's investment portfolio in accordance with its registration statement and applicable laws and regulations, including, without limitation, Federal Reserve Board Regulation U. Each Loan shall be made in compliance with, and subject to, such Regulation U and no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or the Borrower.

7.  Security. All obligations of the Borrowers with respect to the Committed Line shall be secured by all collateral as described in the Mutual Fund Security Agreement from each Borrower to the Bank executed in connection herewith (as each may be amended, restated, supplemented or otherwise modified and in effect from time to time, collectively the "Security Agreement", and all now existing or hereafter acquired collateral in which the Bank has been granted a security interest or which is assigned to the Bank under the Security Agreement, the "Collateral") .

8.  Commitment Fee. The Borrowers agree to pay to the Bank a commitment fee equal to .10% per annum in the aggregate on the daily unused portion of the Committed Line Amount which shall be payable quarterly in arrears on or before the 15th day following the end of each March, June, September and December of each year and on the Expiration Date or, if earlier, on the date when the commitment hereunder is terminated. The commitment fee described herein shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

9.  Addition of Borrowers. Once per quarter, the Borrowers may request, and the Bank in its discretion may agree to, the addition of one or more registered investment companies advised by the Borrower's Investment Advisor to the terms of this Agreement.

Midas Family of Funds
As of July 18, 2003

II.	General Loan Terms

1.  Covenants. Until all Obligations of the Borrowers with respect to the Committed Line have been paid in full and the Committed Line has been terminated, unless otherwise consented to in writing by the Bank, each Borrower covenants and agrees as follows:

        (a)  not to issue any preferred stock or create, incur, assume or guarantee any Indebtedness without the Bank's prior consent, other than, to the extent permitted by the Prospectus (i) Indebtedness to the Bank, and Indebtedness to the Custodian incurred in connection with such custody relationship, (ii) Indebtedness and guarantees existing as of the date of this Agreement and disclosed on Exhibit D, (iii) reverse repurchase agreements aggregating not in excess of 5% of the Borrower's total assets; and (iv) other Indebtedness incurred in the ordinary course of the Borrower's business in connection with portfolio investments and investment techniques permissible under the Investment Company Act (and not for the primary purpose of borrowing money), but only to the extent such Indebtedness is reflected (if so required in accordance with generally accepted accounting principles) in the calculation of the Borrower's net assets;

        (b)  not to create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance upon any of its assets or properties, or enter into any agreement preventing it from encumbering any such assets or properties without the Bank's prior consent, other than, to the extent permitted by the Prospectus (i) those in favor of the Bank or its affiliates or subsidiaries, (ii) those shown on Exhibit E, (iii) those in favor of any custodian of assets of the Borrower; and (iv) liens for taxes, fees, assessments and other governmental charges not yet due and payable;

        (c)  to (i) duly observe and comply in all material respects with all applicable laws, including, without limitation, the Investment Company Act and any asset coverage ratio or borrowing restriction or restrictions on indebtedness and extensions of credit contained therein and applicable to the Borrower, and applicable securities laws and regulations, and pay all taxes and governmental charges prior to the time they become delinquent, (ii) maintain in full force and effect all licenses and permits necessary in any material respect for the proper conduct of its business, (iii) maintain its current registration as an open-end or closed-end management investment company registered under the Investment Company Act and its status as a regulated investment company under Subchapter M of the United States Internal Revenue Code of 1986, (iv) operate in compliance with its organizational documents, the Prospectus and any other applicable investment policies and restrictions and agreements relating thereto, (v) not permit there to occur a change in the Investment Advisor of a Borrower or permit any change in the fundamental investment objectives or in the fundamental investment restrictions of any Borrower as described in the Prospectus of such Borrower, without the prior written consent of the Bank in each instance not to be unreasonably withheld, (vi) not permit there to occur a change in the Custodian of a Borrower without the prior written consent of the Bank not to be unreasonably withheld, (vii) comply with all terms and provisions of all documents evidencing or securing any Indebtedness to the Bank and to or with any party other than the Bank ("Other Indebtedness"), (viii) immediately notify the Bank of any default or event of default with respect to Other Indebtedness and of any default under or termination of any agreement with the Custodian or with the Investment Advisor and to provide to the Bank a copy of any notice received by the Borrower relating thereto and any notice or claim of any such default or termination, and (ix) immediately notify the Bank of any Default hereunder and of any litigation or governmental proceeding, inspection, or investigation commenced, pending, or overtly threatened in writing against the Borrower;

Midas Family of Funds
As of July 18, 2003

              (d)   to permit the Bank or its representatives and agents to visit and inspect the properties of a Borrower during normal business hours and make copies or abstracts from a Borrower's books and records;

              (e)   to pay all fees, costs and expenses incurred or paid by the Bank, including the Bank's reasonable attorney's fees and expenses, in connection with the administration, enforcement, amendment or termination of the Loan Documents;

(f) to submit to the Bank: (i) within sixty (60) days after the end of each semi-annual period in each fiscal year, each Borrower's semi-annual or annual, as the case may be, financial statements including a statement of assets, liabilities and investments as of the end of each such period in a form acceptable to the Securities and Exchange Commission and, in the case of annual statements, audited by a certified public accountant of recognized standing, (ii) all proxy materials, reports to shareholders and other information delivered to the shareholders of each Borrower, or to the Securities and Exchange Commission; including, in any event, copies of any material change to the Prospectus or registration statement, (iii) while a Loan is outstanding, a daily Borrowing Base Certificate in the form of Exhibit C hereto; and (iv) such other financial statements and information as to each Borrower or the Investment Advisor as the Bank may reasonably request from time to time. All financial statements required hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied; and

(g)	to execute and deliver such additional instruments and take such further action as the Bank may reasonably request solely to effect the purpose of the Loan Documents and the Loans.

2.	Representations and Warranties. Each Borrower represents and warrants to the Bank that:

                      (a)  the Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization, and the Borrower is currently registered as an open-end or closed-end management investment company under the Investment Company Act, qualified as a regulated investment company within the meaning of the United States Internal Revenue Code of 1986, has all requisite power and authority to own its property and conduct its business as is now conducted, is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification and is in compliance with its organizational documents and applicable law, including, without limitation, the Investment Company Act. The Borrower has filed all income tax returns and paid all taxes due pursuant to such returns and the charges, accruals and reserves on the books and records of the Borrower with respect to such taxes and charges are, in the opinion of the Borrower, adequate;

Midas Family of Funds
As of July 18, 2003

                              (b)   the execution, delivery and performance of each of the Loan Documents and the making of any Loan by the Bank to the Borrower hereunder (i) are, and will be, within the Borrower's power and authority, (ii) have been authorized by all necessary corporate or trust proceedings, as the case may be, (iii) do not, and will not, require the consent of any shareholders of the Borrower or approvals of any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust, articles of incorporation, by-laws, or other organizational documents of the Borrower or the Prospectus or any law, rule or regulation applicable to the Borrower; including, without limitation, the Investment Company Act, and the same will be in compliance with Federal Reserve Regulations T, U and X and the Investment Company Act, (v) does not constitute a default under any other agreement, order or undertaking binding on the Borrower, and (vi) does not require the consent or approval of any obligee or holder of any instrument relating to the Other Indebtedness or any other party other than for those consents and approvals which have been received;

      (c)  each of the Loan Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles;

     (d)  all financial statements previously furnished to the Bank by the Borrower were prepared in accordance with generally accepted accounting principles and present fairly and completely the financial position of the Borrower. Since the date of such statements, there has been no material adverse change in the assets, liabilities, financial condition or business of the Borrower other than in the ordinary course of business. The Borrower has disclosed to the Bank in writing any and all facts which, to the best of the Borrower's knowledge after due inquiry, materially and adversely affect or may affect the business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents;

     (e)   the Borrower has good and marketable title to all its material properties, assets and rights of every name and nature purportedly owned by it, except for encumbrances shown on Exhibit E;

     (f)   there is no litigation, arbitration, proceeding or investigation pending, or to the best of the Borrower's knowledge overtly threatened, against the Borrower or the Investment Advisor except those previously disclosed by the Borrower to the Bank in writing and except as described on Exhibit F attached hereto;

Midas Family of Funds
As of July 18, 2003

   (g)   the shares of the Borrower have been registered under the Securities Act of 1933 and are eligible for sale under applicable state and federal securities laws and regulations;

                                   (h)   with regard to the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as amended and in effect from time to time ("ERISA") the Borrower is not treated as a single employer with any other person under ERISA, and has no liability with respect to any benefit arrangement, plan or multi-employer plan subject to ERISA; and the rules and regulations thereunder, collectively, as amended and in effect from time to time ("ERISA") the Borrower is not treated as a single employer with any other person under ERISA, and has no liability with respect to any benefit arrangement, plan or multi-employer plan subject to ERISA;

    (i)    the Borrower is not an "Affiliated Person", as defined in the Investment Company Act, of the Bank;

    (j)    the Investment Advisor serves as investment advisor to the Borrower and the Custodian serves as custodian for the assets of the Borrower; and

                   (k)   the Borrower has complied with, and fundamental investment policies and fundamental investment respective Prospectus and Statement of Additional Information. is in compliance with, the restrictions set forth in its The making of each Loan hereunder to the Borrower shall be deemed to be a reaffirmation by such Borrower as to the representations and warranties contained in this paragraph and confirmation that no Default has occurred hereunder  or will occur after giving effect to the making of such Loan.

3.   Default. It will be a Default hereunder with respect to a Borrower if any of the following events occurs, as appropriate, with respect to such Borrower:

   (a)    the Borrower fails to pay when due any amount of principal of any Loan or any amount of interest thereon, or any fees or expenses payable hereunder or under the Note; or

(b) the Borrower fails to perform any term, covenant or agreement contained in any of the Loan Documents or pursuant to the Uncommitted Secured Redemption Facility, or a default or event of default occurs thereunder; or

                                  (c)    any material representation or warranty of the Borrower made in any of the Loan Documents or as an inducement for the Bank to make any Loan shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

                                   (d)    the Borrower fails to pay or perform when due any Obligation whether now existing or hereafter a rising, or the Borrower fails to pay at maturity any obligations for Other Indebtedness or for the use of real or personal property, or fails to observe or perform any term, covenant or agreement evidencing or securing such Other Indebtedness or relating to such use of real or personal property; or

Midas Family of Funds
As of July 18, 2003

                   (e)   the Borrower or the Investment Advisor (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) is generally not paying its debts as such debts become due, (iii) makes a general assignment for the benefit of its creditors, (iv) commences any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (v) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vi) takes any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; or (vii) discontinues its business; or

                   (f)   a proceeding or case shall be commenced against the Borrower or the Investment Advisor without the application or consent of such party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or un stayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower or the Investment Advisor or action under the laws of the jurisdiction of incorporation or organization of the Borrower or the Investment Advisor similar to any of the foregoing shall be taken with respect to the Borrower or the Investment Advisor and shall continue unstayed and in effect for any period of sixty (60) days; or

           (g)  a final judgment or final order for the payment of money is entered against the Borrower by any court, or an execution or similar process is issued or levied against property of the Borrower, that in the aggregate exceeds 5% of the net assets of such Borrower in value and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days; or

                  (h)  there occurs a material adverse change in the business, assets, financial condition or prospects of the Borrower (which shall not include a decline in the net assets of the Borrower resulting from redemptions by shareholders of the Borrower or a decline in market value of securities held by the Borrower); or

    (i)   the Borrower challenges the validity or enforceability of any portion ofany of the Loan Documents; or

                   (j)   any investment advisory agreement which is in effect on the date hereof relating to the Borrower terminates or the Investment Advisor ceases to serve as the investment adviser for such Borrower or the Custodian ceases to serve as the custodian for the Borrower's assets without the prior written consent of the Bank in each instance which consent shall not be unreasonably withheld; or

Midas Family of Funds
As of July 18, 2003

(k) the Borrower shall violate, or take any action that would result in a material deviation from, any of its fundamental investment policies or restrictions applicable to the Borrower as in effect from time to time, including those as set forth in its Prospectus; or

    (1)   the Bank fails to have a first priority perfected security interest in the Collateral or an injunction is issued against the Borrower affecting any of the Collateral.

4. Remedies. Upon the occurrence of a Default described in subsections 3(e) and (f) immediately and automatically; and upon the occurrence of any other Default, at any time thereafter while such Default is continuing, at the Bank's option and upon the Bank's declaration:

(a) the Committed Line established hereunder shall terminate with respect to the defaulting Borrower;

(b) the unpaid principal amount of the Loans to the Borrower, together with accrued interest and all other Obligations with respect to such Borrower, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

           (c)    the Bank may exercise any and all rights it has under any of the Loan Documents and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding as it relates to such Borrower.

5.   Set-Off. Upon and during the continuance of a Default or event of default hereunder, each Borrower authorizes the Bank and the Custodian to charge and setoff against any deposit account or other account maintained with either the Bank or the Custodian on behalf of such Borrower and apply the proceeds thereof against repayment of any unpaid Obligations of such Borrower individually, as appropriate. The foregoing shall be in addition to any other rights or remedies the Bank and the Custodian may have against the Borrower following the occurrence of a Default hereunder.

                6.   Amendments and Waivers. No waivers shall be effective unless in writing. No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise; or by statute or any other provision of law; and no course of dealing or delay by the Bank in exercising any right hereunder shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank. A II amendments hereto must be in writing signed by all parties hereto.

7.   Assignments and Participations. A Borrower may not assign or transfer or participate any of its rights under any of the Loan Documents without the prior written consent of the Bank. The Bank may assign, pledge, transfer or participate its rights hereunder to any Federal Reserve Bank or to any other person or entity, provided however that no such person or entity taking a participation interest in the Borrower's Obligations, without the consent of the Borrower not to be unreasonably withheld, shall have any rights with respect to such participation other than for the right to vote on changes in interest, fees, commitment amount, principal payments, and any advance rate described herein.

Midas Family of Funds
As of July 18, 2003

8.   Mergers, Consolidations. and Sales of Assets. A Borrower will not consolidate, merge, or reorganize its assets without the prior consent of the Bank, except that:

(a)	a Borrower may sell its assets in the ordinary course of business as described in its Prospectus;

                                 (b) a Borrower may merge, consolidate or reorganize its assets with another Borrower; provided that the Borrower shall provide notice to the Bank of its intention to merge, consolidate or reorganize its assets no later than ten (10) Business Days prior to the date of such merger, consolidation or reorganization, including a revised Appendix I attached hereto which gives effect to such merger, consolidation, or reorganization;

                 (c)  a Borrower may merge, consolidate, or reorganize its assets with another entity (not a party to this Agreement) where the Borrower shall be the surviving entity; provided, however, the Borrower shall provide notice to the Bank of its intention to merge, consolidate, or reorganize its assets no later than ten (10) Business Days prior to the date of such merger, consolidation, or reorganization, and no Default shall exist or result from such merger, consolidation, or reorganization;

                                 (d)  a Borrower may merge, consolidate or reorganize its assets with or into any other entity, or otherwise liquidate its assets where the Borrower is not the surviving entity; provided, however (i) the Borrower shall provide notice to the Bank of its intention to merge, consolidate, reorganize or liquidate its assets no later than ten (10) Business Days prior to the date of merger, consolidation, reorganization or liquidation, including a revised Appendix I attached hereto which gives effect to such merger, consolidation, reorganization or liquidation, (ii) all Obligations of the Borrower shall have been paid in full prior to such merger, consolidation, reorganization or liquidation; and (iii) from the effective date of such merger, consolidation, reorganization or liquidation, the Borrower shall no longer be permitted to make a borrowing request hereunder and the Agreement shall be terminated as to such Borrower.

9.   Notices. All notices hereunder shall be in writing and shall be deemed to have been given one Business Day after delivery to overnight courier or when delivered by hand to the address given below and in each case such delivery is confirmed to have been made. Notices to the Bank shall be given to State Street Bank and Trust Company, Lafayette Corporate Center, 2 Avenue de Lafayette, 2nd Floor, Boston, Massachusetts 02111 Attn.: Paul J. Koobatian, Vice President or Mutual Fund Lending Department Head, and notices to the Borrower shall be deemed to have been given if given at the address stated at the beginning of this Agreement, Attention: Thomas B. Winmill, President.

10.  Waiver of Jury Trial. Except as prohibited by law, neither the Borrowers nor the Bank, nor any assignee or successor of the Borrowers or the Bank, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of any of the Loan Documents. Neither the Borrowers nor the Bank will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Midas Family of Funds
As of July 18, 2003

11.  Jurisdiction. EACH OF THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AN GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED ABOVE. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

12.  Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original document.

13.  Definitions. Except as otherwise defined herein, all financial terms shall be defined in accordance with generally accepted accounting principles. The following defined terms as used herein shall have the following meanings:

"Borrowing Base" shall mean for Loans constituting "purpose credit" or otherwise subject to the requirements of Federal Reserve Board Regulation U, the maximum advance rate applicable to the Eligible Collateral so that the Bank remains in compliance with the terms of such Regulation U after giving effect to the making of such Loan, and in all other cases the aggregate of the product of the following advance rates times the current market value of the following types of Eligible Collateral in which the Bank has a valid perfected first security interest and assignment under the Security Agreement, which is held by the Bank and which is subject to no other claims or interests except as permitted hereby:

Advance Rate	Collateral Type
90%
United States, United Kingdom, German, French, Dutch and Japanese government and government agency securities and commercial paper rated not less favorably than A1 by Standard & Poor's or PI by Moody's Investor Services.

Midas Family of Funds
As of July 18, 2003

80%	Bonds issued by entities located in the United States, United Kingdom, Germany, France, the Netherlands and Japan, rated not less favorably than BBB- by Standard & Poor's or Baa3 by Moody's Investor Services; all commercial paper rated A2 by Standard & Poor's or P2 by Moody's Investor Services.

75%	Equity securities traded on major United States, United Kingdom, French, German, Dutch, and Japanese exchanges. In the case of Loans used for leverage, the Advance Rate shall be 50% for U.S. equity securities.

65%	Bonds issued by entities located in the United States, United Kingdom, Germany, France, the Netherlands and Japan, rated not less favorably than BB (but not BBB- or higher) by Standard & Poor's or Ba2 (but not Baa3 or higher) by Moody's Investor Services.

50%	Bonds issued by entities located in the United States, United Kingdom, Germany, France, the Netherlands and Japan, rated not less favorably than B (but not BB or higher) by Standard & Poor's or B2 (but not Ba2 or higher) by Moody's Investor Services.

50%	Bonds issued by entities located in any OEC country (other than the United States, United Kingdom, Germany, France, the Netherlands and Japan) rated not less favorably than BBB- by Standard & Poor's or Baa3 by Moody's Investor Services.

50%	Equity securities traded on a major exchange in any OECD country (other than the United States, United Kingdom, Germany, France, the Netherlands and Japan).

Midas Family of Funds
As of July 18, 2003

The Bank's determination as to the eligibility or appropriate collateral type and market value of such Eligible Collateral shall be definitive absent manifest error, and the Bank may change the advance rates as described above upon notice to the Borrower. The Bank will exclude from calculation of the Borrowing Base as Eligible Collateral (i) that portion of the current market value of any single item of collateral, or items of collateral from any single issuer, comprising investment grade bonds or equity securities which exceeds 20% of the aggregate market value of all then Eligible Collateral and (ii) that portion of the current market value of any single item of collateral, or items of collateral from any single issuer, comprising bonds rated below investment grade which exceeds 10% of the aggregate market value of all then Eligible Collateral. The Eligible Collateral will be valued daily at current market value by independent pricing sources mutually acceptable to both the Bank and the Borrower. In the event that the Standard & Poor's and Moody's rating on an item of collateral shall differ, the lower of the two ratings shall be used in determining the applicable Advance Rate.

"Business Day" shall mean any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts a legal holiday or a day on which banking institutions are authorized by law to close.

"Custodian" shall mean State Street Bank and Trust Company

"Eligible Collateral" shall mean (a) OECD country equities, excluding non-investment grade members, traded on major exchanges with a per share value in excess of US$8.00 per share, (b) United States, United Kingdom, German, French, Dutch, and Japanese government securities; and (c)
bonds and commercial paper rated by Moody's Investor Services and Standard & Poor's.

"Federal Funds Rate" shall mean for any day, an interest rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the floating rate of interest quoted by the Bank as its Federal Funds Rate for overnight loans.

"Indebtedness" shall mean all obligations for borrowed money and other extensions of credit to a Borrower and all amounts payable in connection therewith as permitted to be incurred by a registered investment company pursuant to the Investment Company Act.

"Investment Advisor" shall mean the Borrower's investment advisor appearing opposite such Borrower's name in the Appendix I attached hereto.

"Investment Company Act" means the Investment Company Act of 1940, as amended, together with all related rules and regulations promulgated by the Securities and Exchange Commission relating thereto.

Midas Family of Funds
As of July 18, 2003

"LIBOR Rate" shall mean the rate determined by the Bank as the applicable rate of interest for United States dollar deposits in the London interbank market on the day of determination for the amount and duration of the requested Loan, which such determination shall be made by the Bank two business days prior to the business day such requested Loan is to be made.

"Loan Documents" shall mean this Agreement, the Note, the Security Agreement, and any other documents executed in connection herewith, as the same may be amended, superseded or replaced.

"Obligations" shall mean any and all obligations of a Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising under the Loan Documents, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

"Prospectus" shall mean the current Prospectus and Statement of Additional Information in effect as of the date of this Agreement.

"Uncommitted Secured Redemption Facility" shall mean that certain uncommitted secured line of credit facility not to exceed $9,000,000 made available by the Bank to one or more of the Borrowers pursuant to a loan agreement dated on or near the date hereof.

14.  Amended and Restated Agreement. This Agreement amends and restates in its entirety the Existing Loan Agreement. Any Loans, advances or extensions of credit outstanding under the terms of the Existing Loan Agreement as of the date hereof shall be deemed to be Loans outstanding under the terms of this Agreement. This Agreement, and any documents executed in connection with this Agreement, shall supersede and replace the Existing Loan Agreement and all documents executed in connection therewith.

[REMAINER OF P AGE INTENTIONALLY LEFT BLANK]

Midas Family of Funds
As of July 18, 2003

If the foregoing satisfactorily sets forth the terms and conditions of the Committed Line, please execute and return to the undersigned each of the Loan Documents and such other documents and agreements as the Bank may request. We are pleased to provide the Committed Line to the Borrowers and look forward to the ongoing development of our relationship.

Sincerely,
STATE STREET BANK AND TRUST COMPANY

By: __/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

MlDAS FUND, INC.

By: __/s/Thomas B. Winmill

Thomas B. Winmill
Title:        President

MIDAS SPECIAL EQUITIES FUND, INC.

By:___/s/Thomas B. Winmill

Thomas B. Winmill
Title:        President

GLOBAL INCOME FUND, INC.

By: __/s/Thomas B. Winmill

Thomas B. Winmill
Title:        President

TUXIS CORPORATION

By: ___/s/Thomas B. Winmill

Thomas B. Winmill
Title:        President

Midas Family of Funds
As of July 18, 2003

STATE STREET BANK AND TRUST COMPANY,
as Custodian

By: ___/s/James J. Huang
Title:        Executive Vice President

APPENDIX I

Borrower	Investment Adviser
Midas Fund, Inc.	Midas Management Corporation
Midas Special Equities Fund, Inc.	Midas Management Corporation
Midas Management Corporation	Midas Management Corporation
Global Income Fund, Inc.	CEF Advisers, Inc.
Tuxis Corporation *	Officers of the Corporation*

* Subject to the oversight and final direction of the Board of Directors.

EXHIBIT A

AMENDED AND RESTATED
PROMISSORY NOTE

$_______________	_____________ ,2003
Boston, Massachusetts

For value received, the undersigned hereby promises to pay to State Street Bank and Trust Company (the "Bank"), or order, at the head office of the Bank at 225 Franklin Street, Boston, Massachusetts 02110 in immediately available United States dollars, the principal amount of ________________________ and no Dollars ($_________________ ), or such lesser amount as shall not have been prepaid as provided herein. Each loan shall be payable upon the date on which the loan becomes due whether following the occurrence of a Default or otherwise as described in the Agreement (as hereinafter defined) or the Expiration Date, as defined in the Agreement. Interest on the unpaid principal amount outstanding hereunder shall be (i) payable at the rates and at the times as set forth in the Agreement and (ii) shall be computed as set forth in the Agreement. All terms not otherwise defined herein shall be used as defined in the Agreement.

All loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank. The entries on the records of the Bank (including any appearing on this Note), absent manifest error, shall govern and control as to amounts outstanding hereunder, provided that the failure by the Bank to make any such entry shall not affect the obligation of the undersigned to make payments of principal and interest on all loans as provided herein and in the Agreement.

Following the occurrence of a Default hereunder, unpaid principal on any loan, and to the extent permitted by applicable law, unpaid interest on any loan, shall thereafter bear interest, compounded monthly and payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2.0%) above the rate otherwise applicable to such loan hereunder.

This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain loan agreement dated __________, 2003 by and between the undersigned and the Bank (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided.

This Note is secured by all Collateral as defined in the Security Agreement.

The undersigned may at its option prepay all or any part of the principal of this Note in accordance with the terms of the Agreement. Amounts prepaid may be re-borrowed subject to the terms of the Agreement.

Any deposits or other sums at any time credited by or due from the Bank to the   undersigned and any securities or other property of the undersigned at any time in the possession of the Bank may at all times be held and treated as collateral for the payment of this Note.

The undersigned maker and every endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this Note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the undersigned, endorser or guarantor. No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on anyone occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This Note shall amend and restated in its entirety an amended and restated promissory note in the original principal amount of$ 9,000,000 dated as 0 f June 27, 2001 (the" Existing Note"). Any amounts outstanding under the Existing Note shall be deemed to be outstanding under this Note.

This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

WITNESS:	[BORROWER]

______________________________
By: ______________________________

Title: ______________________________

SCHEDULE I TO NOTE DATED_____________ , 2003
FROM ________________________________
TO THE BANK

Date of Loan	Amount of Principal	Amount of	Oustanding	Notation Made
		Principal Paid	Balance	By

EXHIBIT B

COMMITTED CREDIT FACILITY
ADVANCE/PAYDOWN REQUEST FORM

DATE: _______________________________________________________________________

TO: STATE STREET BANK AND TRUST COMPANY

ATTN: Howard Fan - tel. (617) 664-4005                                                                               fax (617) 664-3941
Monse Velazquez - tel. (617) 664-2145

FROM: [BORROWER]
 FUND # (__________________ )                                                                DDA # (________________________)

In connection with the loan agreement dated _________________ , as amended, and all related documents currently in effect with State Street Bank and Trust Company (collectively, the "Agreement"), please increase or reduce the outstanding balance of $________________ by $________________ on_________[insert date]__________ on behalf of (Borrower J. The Loan should be recorded on the books of the Borrower with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

This request is (check one):	___ a Loan	___ a Paydown	___ Fed Funds Overnight Rollover
___ LIBOR Rollover
___ a Conversion (Fed Funds Rate Loan to a LIBOR Rate Loan)
___ a Conversion (LIBOR Rate Loan to a Fed Funds Rate Loan)

(Each request must be greater than or equal to $10,000, other than a full repayment of all Loans.)

Interest Rate based on (check one):	___ Overnight Fed Funds	___ 30-day LIBOR
	___ 60-day LIBOR	___ 90-day LIBOR

Further, the Borrower hereby represents and warrants that:

1. the proceeds of the Loan shall be used for (check one):	___ leverage
___ temporary/emergency

and in conformance with the usage specified in the Agreement, and no event of default has occurred thereunder;

2. the Borrower is in compliance with all the terms and conditions in the Agreement and will remain in compliance therewith after giving effect to the making of the requested Loan; and

3. The following amounts and statements are true and correct after giving effect to the requested Loan:
(a)	Principal balance outstanding to the Borrower
under this credit facility (after giving effect
to the requested Loan):                                                      $_______________________

(b)	Principal balance outstanding to the Borrower
under the Uncommitted Unsecured Redemption
Facility:                                                                               $_______________________

(c)	Aggregate Loans outstanding [(a) plus (b)]: $_______________________

(d)	Total assets of the Borrower (after giving
effect to the requested Loan):                                          $_______________________

(e)	Total liabilities of the Borrower (without giving
effect to the requested Loan):                                          $_______________________

(f)	Value of assets pledged to, or otherwise
segregated for the benefit of, a party other
than the Bank:                                                                    $_______________________

(g)	The amount equal to ((d) minus (e) minus (f)): $_______________________

(h)	20% of the amount set forth in (g) above: $______________________

(i)	The amount set forth on line No.9 of Annex I
to Borrowing Base Certificate dated _[insert date]_:    $_______________________

(j) The amount set forth in (a) above does not exceed the lesser of (i) $9,000,000, (ii) the amount set forth in (h) above, (iii) the amount set forth in (i) above, (iv) the Prospectus limitation for the Borrower, and (v) any other limitation on borrowing imposed upon the Borrower by any other entity as outlined in the Agreement.

(k) The amount set forth in (c) above does not exceed $18,000,000 in the aggregate for the Borrowers that are also party to the Uncommitted Secured Redemption Facility.

(1) The aggregate principal balance outstanding to all Borrowers under this credit facility does not exceed $9,000,000.

4. The undersigned is a duly authorized officer of the Borrower with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Borrower.

By:           __________________________
Name:      __________________________
Title         __________________________
Date:       __________________________

EXHIBIT C

FORM OF
BORROWING BASE CERTIFICATE

______________,2003

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 021 10
Attn: Howard Fan/Monse Velazquez
Facsimile: (617) 664-3941

Ladies and Gentlemen:

Reference is hereby made to the loan agreement dated _________, 2003 (as amended and in effect from time to time, the "Agreement"), by and among Midas Fund, Inc., Midas Special Equities Fund, Inc., Global Income Fund, Inc., Tuxis Corporation, and State Street Bank and Trust Company. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement.

This Borrowing Base Certificate is delivered to you pursuant to the terms of the Agreement. The undersigned hereby certifies to you that he/she is an authorized signatory and attached hereto as Annex I is a true and accurate calculation of the Borrowing Base of _________________ [BORROWER NAME] as at the end of _____________[INSERT DATE], determined in accordance with the requirements of the Agreement.

Very truly yours,
_____________________________
[BORROWER NAME]

By: _____________________________

Title: _____________________________
Authorized Signatory

Annex I
to Borrowing Base Certificate

As of:  ___________,2003

	Column I	Column II
	Collateral for Loans under	Eligible Collateral (After
	this Agreement	Applying Advance Rates
Types of Collateral		to Items in Column I)

 1. United States, United Kingdom, Germany,
French, Dutch and Japanese government and
government agency securities and commercial
paper rated not less favorably than Al by
Standard & Poors ("S&P") or PI by Moody's

Investor Services ("Moody's):	$_______________
Multiplied by 90%:		$_______________

 2. Bonds issued by entities located in the United
States, United Kingdom, Germany, France, the
Netherlands and Japan rated not less favorably
than BBB- by S&P or Baa3 by Moody's; all
commercial paper rated A2 by S&P or P2 by

Moody's:	$_______________
Multiplied by 80%:		$_______________

3. Equity securities traded on major stock exchanges in the United Kingdom, Germany, France, the Netherlands and Japan, having a market value equivalent in each instance of not
less than $8 per share:	$_______________
Multiplied by 75%:		$_______________

4. Equity securities (including American depository
receipts and bonds convertible to equity
securities) traded on the NYSE, American stock
exchange, NASDAQ or other major stock
exchange located in the United States and having
a market value of not less than $8 per share: $
Multiplied by 75% if the borrowing is not used

for leverage:	$_______________
Multiplied by 50% if the borrowing is used for leverage:		$_______________

5. Bonds issued by entities located in the Untied States, United Kingdom, Germany, France, the Netherlands or Japan rated not less favorably than BB (but not BBB- or higher) by S&P or
Ba2 (but not Baa3 or higher) by Moody's:	$_______________
Multiplied by 65%:		$_______________

	Column I	Column II
	Collateral for Loans under	Eligible Collateral (After
	this Agreement	Applying Advance Rates
Types of Collateral		to Items in Column I)

6. Bonds issued by entities located in the United
States, United Kingdom, Germany, France, the
Netherlands and Japan, rated not less favorably
than B (but not BB or higher) by S&P or B2 (but
not Ba2 or higher) by Moody's; Bonds issued by
entities located in any GECD country (other than
the United States, United Kingdom, Germany,
France, the Netherlands and Japan) rated not less
favorably than BBB- by S&P or Baa3 by
Moody's; and equity securities traded on a major
exchange in any GECD country (other than the
United States, United Kingdom, Germany,
France, the Netherlands and Japan) excluding
those countries rated below investment grade by
S&P and Moody's and having a market value
equivalent in each instance of not less than $8

per share:	$_______________
Multiplied by 50%:		$_______________

7. Total Eligible Collateral:	$_______________

8. Issuer Diversification Adjustment:
(Does not apply to securities that are obligations
of the United States government and its
instrumentalities) :
That portion of the value of any single item of
investment grade Collateral, or items of
investment grade Collateral in Column II from
any single issuer, which exceeds 20% of the
value of Total Eligible Collateral (No.7 above);
plus that portion of the value of any single item
of non-investment grade Collateral, or items of
non-investment grade Collateral in Column II
from any single issuer, which exceeds 10% of
the value of Total Eligible Collateral (No.7

above):	$_______________

9. Eligible Collateral
(No.7 minus No.8):	$_______________

Footnote:
* If both Standard and Poor's and Moody's Investor Services provide a rating for the same security, the lower of the two ratings will be used to determine the Advance Rate.

EXHIBIT D

INDEBTEDNESS

With respect to each Borrower there is no known issues of outstanding indebtedness

EXHIBIT E

ENCUMBRANCES

[To be completed by the Borrower]

EXHIBIT E

ENCUMBRANCES

To the knowledge of each Borrower there are no encumbrances.

EXHIBIT F

LITIGATION

No known litigation matters pending for each named Borrower